News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4263

Nextel CFO Comments on Strong Operating Trends in Second Quarter

RESTON, Va., – June 11, 2002 – Nextel Communications, Inc., (NASDAQ: NXTL) confirmed that the company is on-track to meet its 2002 guidance of at least $2.5 billion in EBITDA (earnings before interest, taxes, restructuring and other charges, depreciation and amortization) and approximately 2 million new subscribers from domestic operations.

“Nextel is executing on its business plans and posting strong operating results,” said Paul Saleh, Nextel’s executive vice president and CFO. “Recent strength in monthly revenue, coupled with solid subscriber additions, is driving excellent top-line growth in our business. Our average monthly service revenue is tracking ahead of expectations for the quarter. Furthermore, we are achieving greater operating efficiencies yielding strong EBITDA growth and margin improvement. If these trends continue Nextel will likely exceed our expectations for 2002.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters and subject areas. We have attempted to identify in context certain of the factors that we currently believe may cause actual future experience and results to differ from current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the realization of anticipated cost savings and efficiencies, economic conditions in currently existing and targeted markets, competitive conditions, performance of our technologies, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in reports filed with the SEC by Nextel, including our annual report on Form 10-K and our subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel expressly disclaims any duty to update the information herein.

About Nextel
Nextel Communications, Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work.

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